MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Genesys Industries, Inc.

We consent to the use of our report dated September 17, 2017 with respect to the financial statements of Genesys Industries, Inc. as of June 30, 2017 and 2016 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the years then ended to be included in the Company’s Form S-1/A. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

November 1, 2017

/S/ Michael Gillespie & Associates, PLLC